Exhibit 99.1

Nilofer Merchant, Author and Strategist, Joins Ambassadors Group Board Of Directors

SPOKANE, Wash., August 1, 2011 (GLOBE NEWSWIRE) -- Ambassadors Group, Inc. (Nasdaq:EPAX),  the parent company of People to People Ambassador Programs, World Adventures Unlimited, and BookRags - an educational research website - today announced the election of Nilofer Merchant, Author and Strategist, to its board of directors.

"We look forward to Nilofer's contributions as a member of Ambassadors Group's board of directors," said Jeff Thomas, President and CEO of Ambassadors Group. "Not only is she an accomplished executive and expert on culture, innovation and strategy, she also understands the importance of teaching our next generation of leaders. We are particularly pleased that she has a strong background in social media and online communities being ranked as one of the top leaders in it.”

"Preparing the next generation of leaders to be globally aware is crucial for personal growth and economic impact. I am thrilled to bring my background and experience to Ambassadors Group in their mission to make students better prepared for their role in the world,” said Nilofer Merchant.

A former executive of Apple and Autodesk, Merchant has also been CEO of Rubicon Consulting, which advised the C-Suites of Symantec, Adobe, VMWare and others. Nilofer Merchant is considered by many in the business community as a leading authority on creating winning business strategies. She has honed her unique, collaborative approach to solving tough problems while working with companies like Adobe, Apple, Symantec, Nokia, HP and others.  She published those lessons in her critically acclaimed 2010 book on collaborative work and direction, The New How.

She frequently writes for the Harvard Business Review and has been profiled by the Wall Street Journal and published by BusinessWeek, Forbes and AdAge. She is a contributing author to three books, two on social media and the other on wisdom leadership.

When not teaching at Stanford and Santa Clara University on innovation and leadership, she advises entrepreneurs and speaks professionally at conferences. She holds an M.B.A. from Santa Clara and a B.S. in Economics from the University of San Francisco.

About Ambassadors Group

Ambassadors Group Inc. (NASDAQ: EPAX) is a socially conscious, education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc., and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.